Exhibit 99.1

Gaia Appoints Sony Pictures Television Veteran Kiersten Medvedich as Its First Female CEO

Boulder, CO – June 30, 2025 – Gaia (NASDAQ: GAIA) – the world’s largest streaming and community platform dedicated to, personal transformation, health, wellness, and spirituality – today announced the appointment of Kiersten Medvedich as the company’s first female Chief Executive Officer, effective June 27.

Currently serving as Gaia’s President, Medvedich will continue reporting to Gaia Founder and Executive Chairman Jirka Rysavy as CEO.

“Kiersten’s vast experience in television production and business operations have been vital to our mission and I am proud that she will serve as our first female CEO,” said Gaia Founder and Executive Chairman Jirka Rysavy. “Gaia is joining a global trend as women are redefining leadership positions all over the world, and considering 70% of our audience is female, it is perfectly aligned for Kiersten to lead Gaia into the future.”

Medvedich will lead Gaia’s growth and manage day-to-day operations, bringing over 25 years of experience in television and streaming to guide the company’s next chapter.

She will foster growth, engagement and a deeper connection within the Gaia community by developing advanced AI tools to personalize each member’s journey and by launching Gaia’s first community platform for members to interact.

Gaia has the largest conscious content library in the world with over 10,000 titles and Medvedich will bring content even more to the forefront with fresh new original programming, including:

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Exclusive original series, thought-provoking films, and transformative documentaries.
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A rich library of content on yoga, meditation, alternative health, and conscious nutrition.
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Extensive programming on sound, vibration, energy, chakras, angels, and heart-centered living.
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Deep explorations into ancient history, the afterlife, channeling, multidimensional awareness, and the evolution of consciousness.

In addition, Medvedich will curate more transformative in-person workshops at GaiaSphere – the company’s live event space – featuring the world’s foremost experts.

Medvedich joined Gaia in 2016 as Senior Director of Content and steadily advanced to President in 2023. Prior to Gaia, she spent 15 years at Sony Pictures Television where she oversaw production of Emmy-nominated programing.

“I am honored to be appointed CEO at a time when Gaia’s mission is resonating with larger audiences, evidenced by Cambridge Dictionary naming “Manifest” the word of the year in 2024,” said Medvedich. “Our founder Jirka Rysavy’s vision to cultivate a global conscious community was way ahead of its time and as more people are focused on health, wellness and spirituality than ever before, Gaia is uniquely positioned for exponential growth.”

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 85% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Amazon Fire, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

Investors@gaia.comGAIA@gateway-grp.com